Exhibit 99.1

FOR RELEASE 4:30 PM EST, Tuesday, December 16, 2008

Contact:                      Robert S. Tissue, Sr. Vice President and CFO
Telephone:                 (304) 530-0552
Email:                           rtissue@summitfgi.com

SUMMIT FINANCIAL GROUP, INC. ANNOUNCES MUTUAL TERMINATION OF AGREEMENT TO ACQUIRE GREATER ATLANTIC FINANCIAL CORP.

MOOREFIELD, WV – December 16, 2008 – Summit Financial Group, Inc. (“Summit”) (NASDAQ: SMMF) announced today that it has mutually agreed to terminate the Agreement and Plan of Reorganization (the “Agreement”) by and between Summit and Greater Atlantic Financial Corp. (“Greater Atlantic”) (Pink Sheets: GAFC.PK) dated June 9, 2008 under the terms of which Summit was to acquire Greater Atlantic.   Pursuant to the Termination Agreement, neither party shall have any liability or further obligation to any other party under the Merger Agreement.

The parties mutually agreed to terminate the Agreement because one or more conditions to closing could not be met prior to December 31, 2008, the date on which either party could exercise the right to terminate.

"While we are disappointed that we are unable to move forward with the transaction, we believe this mutual termination is in the best interest of our shareholders, customers and employees," said H. Charles Maddy, III, Summit’s president and chief executive officer.

As result of the termination of the Agreement, Summit expects to take a pre-tax charge to its fourth quarter 2008 earnings of approximately $1.4 million (after-tax $880,000, or $0.12 per diluted share) to record other-than-temporary impairment in the value of shares of Greater Atlantic common stock Summit had previously acquired and to record the write-off of acquisition costs Summit had incurred and capitalized relative to its intended acquisition of Greater Atlantic.  Despite this charge, Summit continues to anticipate its fourth quarter 2008 earnings will range between $0.45 and $0.48 per diluted share.

Summit Financial Group, Inc., a financial holding company with total assets of $1.6 billion, operates fifteen banking locations through its wholly-owned community bank, Summit Community Bank, headquartered in Moorefield, West Virginia.  Summit also operates Summit Insurance Services, LLC headquartered in Moorefield, West Virginia.

FORWARD-LOOKING STATEMENTS

This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties.  These statements are not historical facts, but statements based on Summit’s current expectations regarding its business strategies and their intended results and its future performance. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.

Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.  Factors that might cause such a difference include, without limitation, changes in the national and local economies; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and other factors disclosed periodically in Summit’s filings with the Securities and Exchange Commission.  We undertake no obligation to revise these statements following the date of this press release.